Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Increases Quarterly Common Dividend by 14%; Declares Quarterly Common and Preferred Dividends

For Release February 16, 2023

CARMEL, Indiana – Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company and registered bank holding company of Merchants Bank of Indiana (“Merchants Bank”), today announced that its Board of Directors declared the following quarterly cash dividends for the first quarter of 2023, in each case to shareholders of record on March 15, 2023, payable on April 3, 2023:

•	A dividend of $0.08 per share on the Company’s outstanding shares of its common stock (NASDAQ:MBIN);

•	A dividend of $0.4375 per share on the Company’s outstanding shares of its 7% Series A preferred stock (NASDAQ:MBINP);

•	A dividend of $15.00 per share (equivalent to $0.375 per depositary share) on the Company’s outstanding shares of its 6% Series B preferred stock (NASDAQ:MBINO);

•	A dividend of $15.00 per share (equivalent to $0.375 per depositary share) on the Company’s outstanding shares of its 6% Series C preferred stock (NASDAQ:MBINN);

•	A dividend of $20.625 per share (equivalent to $0.5156 per depositary share) on the Company’s outstanding shares of its 8.25% Series D preferred stock (NASDAQ:MBINM).

ABOUT MERCHANTS BANCORP

Ranked as a top performing U.S. public bank by S&P Global Market Intelligence, Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple segments, including Multi-family Mortgage Banking that offers multi-family housing and healthcare facility financing and servicing; Mortgage Warehousing that offers mortgage warehouse financing; and Banking that offers retail and correspondent residential mortgage banking, agricultural lending, and traditional community banking. Merchants Bancorp, with $12.6 billion in assets and $10.1 billion in deposits as of December 31, 2022, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Merchants Capital Investments, LLC, Merchants Capital Servicing, LLC, Merchants Asset Management, LLC, Farmers-Merchants Bank of Illinois, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

Media Contact: Rebecca Marsh

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

Investor Contact: Tami Durle

Merchants Bancorp

Phone: (317) 324-4556

Email: tdurle@merchantsbankofindiana.com